Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts: James Lindstrom, CEO Integrated Electrical Services, Inc. 203-992-1111 Phil Denning, ICR Inc. phil.denning@icrinc.com 203-682-8246

INTEGRATED ELECTRICAL SERVICES ANNOUNCES THE
APPOINTMENT OF JOE KOSHKIN TO THE BOARD OF DIRECTORS

HOUSTON — February 6, 2013 — Integrated Electrical Services, Inc. (or “IES”) (NASDAQ: IESC), an infrastructure services company with leading positions in a broad range of markets for electrical and communications products and services, today announced that the Company has expanded its Board of Directors with the appointment of Joe Koshkin, formerly partner in charge of the PwC North America Engineering and Construction Industry practice.

Following a 34-year career at PwC, Mr. Koshkin has been an adviser to a number of businesses and executives.  At PwC he was a senior client service partner advising clients on technical accounting, Securities and Exchange Commission issues, Sarbanes-Oxley compliance, risk management, and mergers and acquisitions.  Mr. Koshkin previously served as a director and a member of the audit committee of Sterling Bancshares.  Mr. Koshkin will serve as Chairman of the Audit Committee, replacing Charles Beynon, who on February 5 announced plans to resign from the Board of Directors on March 7, 2013.  Mr. Koshkin will also serve as a member of the Company’s Nominating and Governance Committee.

“Joe is a proven executive with deep industry knowledge, business experience and financial acumen, and we are pleased to welcome him to our Board,” said James Lindstrom, Chairman and Chief Executive Officer of IES. “I would also like to recognize the contributions Charles Beynon has made to support the Company since 2005.”

ABOUT INTEGRATED ELECTRICAL SERVICES, INC.
Integrated Electrical Services, Inc. is an infrastructure services company that enjoys leading positions in a broad range of markets for electrical and communications products and services. Our 2,500 employees serve clients throughout the United States.  For more information about IES, please visit www.ies-corporate.com.